SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 8, 2017

Oculus, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-198068	N/A
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
1701 E. Woodfield Road, Suite 315 Schaumburg, IL 60173 Tel: +1-630-699-1145
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01

ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 8, 2017, Oculus, Inc., a Nevada corporation (the “Company” or “OCLL”) entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with One Media Enterprises Limited, a corporation duly formed and existing under the laws of England and Wales (“ONEM”), and the controlling stockholders of ONEM (the “ONEM Shareholders”). Pursuant to the Share Exchange Agreement, the Company will acquire 100% of the issued and outstanding equity of ONEM from the ONEM shareholders (the “ONME Shares”) and in exchange the Company shall issue to ONEM an aggregate of Forty Million (40,000,000) shares of post-forward split common stock of OCLL and Five Million (5,000,000) shares of OCLL Series A Preferred (the “OCLL Shares”). As a result of the Share Exchange Agreement, ONEM shall become a wholly owned subsidiary of the Company. The Share Exchange Agreement contains customary representations and warranties. Further, the Share Exchange Agreement contains the following conditions to closing and the closing of the Share Exchange (the “Closing”) shall only occur once the following conditions have been satisfied: (i) Company completes a name change to more accurately reflect the post transaction of the business; (ii) the Company completes a two-for-one (2:1) forward split of its common stock; (iii) the Company increases its authorized shares of common stock from 200,000,000 to 500,000,000; (iv) the Company facilitates the cancellation of 35,000,000 shares of its restricted common stock and such stock is returned to the Company’s treasury; and, (v) ONEM provides the Company with audited financial statements, with such financial statements being prepared by an independent accounting firm registered with the Public Company Accounting Oversight Board (PCAOB) (the “Closing Date”).

The foregoing description of the Share Exchange Agreement is not complete and is qualified in its entirety by reference to the full text thereof, which is filed as Exhibit 10.01 to this Current Report on Form 8-K and incorporated by reference into this Item 1.01.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

(d)

Exhibits. The following exhibits are either filed as a part hereof or are incorporated by reference. Exhibit numbers correspond to the numbering system in Item 601 of Regulation S-K.

Exhibit
Number	Description of Exhibit
10.01	Share Exchange Agreement by and among the Company, Oculus, Inc., One Media Enterprises Limited and the shareholders of One Media Enterprises Limited, dated May 8, 2017, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Oculus, Inc.

Dated: May 8, 2017

/s/ Robert J. Wagner

By: Robert J. Wagner

Its: Chief Executive Officer